Exhibit (a)(x)

ALLIANZ GLOBAL INVESTORS MANAGED ACCOUNTS TRUST

(Formerly, Fixed Income SHares)

AMENDMENT NO. 3 to

THE THIRD AMENDED AND RESTATED AGREEMENT AND DECLARATION OF

TRUST

The undersigned, being at least a majority of the Trustees of Allianz Global Investors Managed Accounts Trust (formerly, Fixed Income SHares) (the “Trust”), having determined it to be consistent with the fair and equitable treatment of all shareholders of the Trust, hereby amend the Trust’s Third Amended and Restated Agreement and Declaration of Trust (the “Declaration of Trust”), a copy of which is on file in the office of the Secretary of State of the Commonwealth of Massachusetts, as follows:

1. The first sentence of Section 1 of Article I of the Declaration of Trust is hereby amended to read in its entirety as follows:

“Name. This Trust shall be known as “AllianzGI Managed Accounts Trust” and the Trustees shall conduct the business of the Trust under that name or any other name as they may from time to time determine.”

The foregoing amendment shall be effective as of the 28th day of January, 2013.

IN WITNESS WHEREOF, we have hereunto set our hand for ourselves and for our successors and assigns as of the 17th day of October, 2012.

THE COMMONWEALTH OF MASSACHUSETTS

I hereby certify that, upon examination of this document, duly submitted to me, it appears that the provisions of the General Laws relative to corporations have been complied with, and I hereby approve said articles; and the filing fee having been paid, said articles are deemed to have been filed with me on:

January 30, 2013 03:16 PM

WILLIAM FRANCIS GALVIN

Secretary of the Commonwealth